Trecora Resources Announces Proceeds of $5.3 million from AMAK Mining Co. Share Repurchase

SUGAR LAND, Texas, January 2, 2019 /PRNewswire/ -- Trecora Resources (the ”Company”) (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced that on December 26, 2018, Al Masane Al Kobra Mining Company (“AMAK”), a Saudi Arabian closed joint stock mining company in which the Company owns a 33.4% stake, completed the repurchase of 10% of its outstanding shares on a pro-rata basis from its existing shareholders, resulting in gross proceeds of $5.3 million to the Company. The Company’s ownership percentage in AMAK did not change as a result of the share repurchase.
Pat Quarles, President and Chief Executive Officer, said “We believe that this $5.3 million AMAK share repurchase is beneficial for multiple reasons. It provides the Company with additional liquidity to be used for general corporate purposes and importantly, demonstrates the significant operational and financial improvements achieved at AMAK, better positioning it for a potential monetization event in the future.”
The Company expects to pay approximately $800,000 in taxes related to this share repurchase.
About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.
Forward-Looking Statements
Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as, assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2017, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release.
Investor Relations Contact:
Jean Marie Young
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com